Prospectus Supplement No. 1 (to prospectus dated May 20, 2021)	Filed pursuant to Rule 424(b)(3) Registration No. 333-248516 and Registration No. 333-249250

HYCROFT MINING HOLDING CORPORATION
9,583,334 shares of Class A Common Stock Issuable upon Exercise of the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 20, 2021 (the “Prospectus”), related to 9,583,334 shares of Class A common stock, par value $0.0001 per share (“Common Stock”) of Hycroft Mining Holding Corporation, a Delaware corporation (the “Company,” “we,” “our”), issuable upon exercise of warrants to purchase one share of Common Stock at an exercise price of $10.50 per share of Common Stock (the “Warrants”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on May 24, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and our Warrants are listed on The Nasdaq Stock Market LLC, or NASDAQ, under the symbols “HYMC” and “HYMCL”, respectively. On May 21, 2021, the last reported sales price of our Common Stock was $3.85 per share and the last reported sales price of our Warrants was $0.7100.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 24 , 2021.